Holly Energy Press Release
Holly Energy Partners Announces Two-for-One Unit Split
DALLAS, TX, November 29, 2012 – Holly Energy Partners, L.P. (NYSE:HEP) announced today that its Board of Directors has authorized a two-for-one split of the Partnership’s common units. This split is will be effective on January 16, 2013 by the distribution of one additional common unit for each common unit held by unitholders of record on January 7, 2013.
“We believe this split reflects our confidence in the growth of HEP and will make our units more accessible to a wider spectrum of potential investors and provide enhanced trading liquidity on the New York Stock Exchange. Since our initial public offering in July 2004 at $22.25 per unit, HEP has returned over $67.00 per unit to initial investors through a combined $43.00 in appreciation and over $24.00 in cash distributions,” said Matt Clifton, Chairman and Chief Executive Officer of HEP.
About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 44% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada and related product terminals.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com.

FOR FURTHER INFORMATION, Contact:

Neale Hickerson
Julia Heidenreich
Investor Relations
Holly Energy Partners
214/871-3555